Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

— News Release -

CALGON CARBON OPENS NEW CARBON FACILITY IN CHINA

PITTSBURGH, PA, January 18, 2006 — Calgon Carbon Corporation (NYSE: CCC) announced the start-up of its new activated carbon processing and packaging facility today in Tianjin, China. The facility will be operated by Calgon Carbon Company Tianjin Limited (CCT), a wholly owned subsidiary of Calgon Carbon Corporation. At nearly 35,000 square meters, this state-of-the-art facility replaces Calgon Carbon’s existing 7,000 square meter Tianjin operation which was opened in mid-2002. The new operation will enable the company to better serve both new and existing customers throughout Asia and provides room for on-site expansion to meet future demand.

Granular activated carbon produced by Calgon Carbon’s Datong, China manufacturing plant, as well as outsourced products, will be processed, tested and packaged at Tianjin for supply to customers in Asia and around the world. The CCT facility is equipped with a large sizing, screening, crushing and packaging operation, expansive storage warehouse, and a full-service laboratory complete with cutting edge testing and analytical instruments.

“We are very excited about our new operation in Tianjin,” said James G. Fishburne, senior vice president of Calgon Carbon. “This facility demonstrates our on-going commitment to meet the demand for high-quality, economical carbon products not only in China but also in the rest of Asia and around the world.”

He added, “The start-up of this facility, at nearly five times the size of our operation opened less than four years ago, is in response to the rapid growth in demand for our Asia produced and outsourced activated carbon products.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

###

For more information, contact Gail Gerono at 412 787-6795.